Exhibit B

June 7, 2021

Volt Upper Holdings LLC
Volt Lower Holdings LLC
Volt Acquisition LP
c/o The Blackstone Group, Inc.
345 Park Avenue
New York, NY 10154

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Merger dated as of June 7, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the QTS Realty Trust, Inc. (the “Company”), QualityTech, LP (the “Partnership”), Volt Upper Holdings LLC (“Parent”), Volt Lower Holdings LLC (“Merger Sub I”) and Volt Acquisition LP (“Merger Sub II” and, together with Merger Sub I and Parent, the “Parent Entities”), pursuant to which (x) the Company shall be merged with and into Merger Sub I, with Merger Sub I continuing as the surviving entity (the “Surviving Company”), (y) Merger Sub II shall be merged with and into the Partnership, with the Partnership continuing as the surviving entity (the “Surviving Partnership”) and (z) the Surviving Company shall be the sole general partner of the Surviving Partnership; and (ii) that certain Tax Protection Agreement dated as of October 15, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Tax Protection Agreement”) by and among the Company, the Partnership and each “Protected Partner” (identified as a signatory thereto). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties hereto agree as follows:

1.                  Election. Subject to Section 2.2(b)(iv) of the Merger Agreement and in accordance with Section 2.2(a) of the Merger Agreement, the Persons listed on Schedule A (the “CW Parties”) shall irrevocably and unconditionally elect (the “Agreed Election”) to (a) retain in the Partnership Merger, in lieu of the Per Partnership Unit Merger Consideration to which the CW Parties would otherwise be entitled, the number of Class A Partnership Units set forth in the column titled “Retained Class A Partnership Units” on Schedule A with respect to each CW Party (the “Retained Class A Partnership Units”) and (b) receive in the Partnership Merger the Per Partnership Unit Merger Consideration in respect of the number of Class A Partnership Units set forth in the column titled “Cash-out Class A Partnership Units” on Schedule A with respect to each CW Party (the “Cash-out Class A Partnership Units” and, together with the Retained Class A Partnership Units, the “Owned Units”).

2.                  Form of Election. The CW Parties shall (a) as promptly as practicable following receipt of the Form of Election, duly complete and return the Form of Election in a manner consistent with the Agreed Election and in accordance with the instructions set forth in the Form of Election and (b) subject to paragraph 8 below, not terminate or revoke such completed and returned Form of Election.

3.                  Tax Protection Agreement.

(a)               The parties agree that, solely with respect to each CW Party who is a “Protected Partner” (as defined in the Tax Protection Agreement) (“Tax Protected Party”) and solely with respect to its Cash-out Class A Partnership Units, the Partnership shall make a payment to such Person pursuant to Article 4 of the Tax Protection Agreement solely with respect thereto, such amounts to be calculated in accordance with the principles set forth in Schedule B; provided, that the Protected Gain shall be adjusted to reflect the actual Protected Gain as of the Partnership Merger Effective Time; provided, further, that in no event shall the Protected Gain utilized in connection with the calculation of the payments required by this letter agreement exceed 10% of the Protected Gain provided by the Company in the file “6250 2020 Tax Protection Agreement Remedy Calculation.” Notwithstanding the foregoing, to the extent a Tax Protected Party does not elect to cash out any of its Class A Partnership Units, Schedule B shall not apply and the Partnership shall not make a payment to such Person.

(b)               Each Tax Protected Party agrees and acknowledges that (i) the receipt by such Tax Protected Party of the Retained Class A Partnership Units in the Partnership Merger does not result in the application of the Tax Protection Agreement or any entitlement to any damages thereunder and (ii) none of the Parent Entities, the Surviving Company or the Surviving Partnership shall have any obligation or liability to, such Tax Protected Party pursuant to Article 4 of the Tax Protection Agreement, or otherwise, in connection with the transactions contemplated by the Merger Agreement or this letter agreement (including the Agreed Election), except as provided in paragraph 3(a) of this letter agreement. In addition, each Tax Protected Party acknowledges and agrees that at the time of contribution of the Protected Properties to the Partnership in 2009, the Partnership elected to use the “remedial method” under Regulations Section 1.704-3(d) with respect to such contribution, which resulted in a legal inability to apply the “traditional method” with respect to allocation of Section 704(c) built-in gain that existed at the time of such contribution, and that Article 5 of the Tax Protection Agreement always has been and continues to be (including after the Extension) inapplicable. Without limiting the foregoing, as of the Partnership Merger Effective Time, each Tax Protected Party, on its own behalf and on behalf of its former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives, affiliates, and any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or affiliate of any of the foregoing, hereby releases and forever discharges the Surviving Partnership, the Surviving Company, the Parent Entities and their respective former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives, affiliates, and any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or affiliate of any of the foregoing (each a “Released Party”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been, could have been or could be asserted against any Released Person under the Tax Protection Agreement as a result of, or in connection with, the transactions contemplated by the Merger Agreement or this letter agreement (including the Agreed Election and with respect to the prior and continued application of Article 5 of the Tax Protection Agreement), except as provided in paragraph 3(a) of this letter agreement.

(c)               Effective as of the Company Merger Effective Time, Merger Sub I (as the Surviving Company, which will be the general partner of the Partnership) and Merger Sub II (which will merge into the Partnership), agree, for the benefit of the Tax Protected Parties (i) in accordance with the second paragraph of Section 2.3 and Section 9.3 of the Tax Protection Agreement, that all of the restrictions in the Tax Protection Agreement will continue to apply with respect to any Tax Protected Party that holds Retained Class A Partnership Units after the Closing Date and that the Surviving Company and the Partnership will be bound by the Tax Protection Agreement and (ii) to extend the “Tax Protection Period” (as defined in the Tax Protection Agreement) such that it shall end at 12.01 AM on October 1, 2033 (the “Extension”); provided, that, the Extension shall be conditional upon the consummation of the Partnership Merger and the compliance by the Tax Protected Parties of the terms of this letter agreement.

4.                  Transfer of Owned Units. From the date of this letter agreement to the Partnership Merger Effective Time, the CW Parties hereby agree not to, directly or indirectly, (i) sell, transfer, redeem, pledge, encumber, assign, hedge, swap, convert, gift-over or otherwise dispose of (including by sale, merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option or other agreement, arrangement or understanding with respect to the Transfer of any of the CW Parties’ Owned Units or (ii) take any action that would make any representation or warranty of the CW Parties contained herein untrue or incorrect or have the effect of preventing or disabling the CW Parties from performing their obligations under this Agreement. Any Transfer in violation of this paragraph 4 with respect to the CW Parties’ Owned Units shall be null and void. The parties hereto acknowledge that the election to retain Class A Partnership Units in the Partnership Merger and trust and estate planning Transfers otherwise permitted by the Partnership Agreement shall not constitute a Transfer for the purposes of this letter agreement provided that any transferee is already, or by a joinder agreement becomes, a party hereto.

5.                  Additional Liquidity Rights. Reference is made to that certain employment agreement entered into on April 11, 2017 and effective as of April 3, 2017 (as amended June 23, 2017) by and among the Company, the Partnership, Quality Technology Services, LLC, a Delaware limited liability company and an affiliate of the Partnership (the “Employer”), and Chad L. Williams, a CW Party (the “Employment Agreement”), pursuant to which the Employer employs Mr. Williams and Mr. Williams serves as Chief Executive Officer of the Company, the Partnership and the Employer. In the event that Mr. Williams’ employment is terminated without Cause (as defined in the Employment Agreement) or by Mr. Williams for Good Reason (as defined in the Employment Agreement, as amended in paragraph 6 below) upon or following the Closing, the CW Parties shall be entitled to exercise the Exchange Right, as defined in the Partnership Agreement (the “Termination Exchange Right”), with respect to the Retained Class A Partnership Units; provided, that for purposes of exercising the Termination Exchange Right, the Lock-up Expiry Date shall be deemed to mean Mr. Williams’ employment termination date; provided, further, that the Termination Exchange Right shall otherwise be subject to the terms and conditions of the Exchange Right set forth in the Partnership Agreement, other than limitations set forth in Section 8.6A of the Partnership Agreement on the number of Class A Units that may be subject to an Exchange Notice during any twelve (12) month period. In exchange for the good and valuable consideration provided herein, Mr. Williams hereby agrees that the consummation of the transactions contemplated by the Merger Agreement, and any changes or modifications to Mr. Williams’ authority, duties or responsibilities which arise solely as a result of the Company ceasing to be a publicly-held company or the Company merging with Merger Sub I with Merger Sub I surviving as a subsidiary of Parent, in connection with the consummation of the transactions contemplated by the Merger Agreement, will not, in and of itself, constitute a “diminution in Executive’s authority, duties or responsibilities” (and, therefore, will not constitute “Good Reason”) for purposes of the Termination Exchange Right.

6.                  Employment Agreement Modifications.

(a)                  The parties agree that, effective as of the Closing, clause (a) of the definition of “Good Reason” (as defined in the Employment Agreement) shall be replaced in its entirety with the following:

“(a) diminution in Executive’s authority, duties or responsibilities as CEO of the Company or the Operating Partnership, or any adverse change in Executive’s title as CEO of the Company or the Operating Partnership;”

(b)                  The parties agree that a termination of Mr. Williams’ employment as a result of the Employer’s delivery, within two (2) years following the Closing Date, of a notice under Section 1.2 of the Employment Agreement that the Employment Agreement will not be renewed, will constitute a Triggering Event (as defined in the Employment Agreement).

(c)                  The parties intend this paragraph 6 to be binding on Mr. Williams, the Surviving Corporation, the Surviving Partnership and the Employer (and each of their successor or assigns), and each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to give effect to this paragraph 6.

7.                  Representations and Warranties. The CW Parties hereby represent and warrant to the Parent Entities as follows:

(a)               The CW Parties are the beneficial owners and the only record owners of, and have good, valid and marketable title to, the Owned Units, free and clear of Liens other than as created under the Partnership Agreement, by this letter agreement or any other agreement entered into between the CW Parties and one or more Parent Entities. As of the date hereof, other than the Owned Units, the CW Parties do not own beneficially or of record, and do not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Partnership Units (or any securities convertible into or exchangeable or exercisable for any of the foregoing) or any interest therein.

(b)               The CW Parties (i) except as provided in this letter agreement or any other agreement entered into between the CW Parties and one or more Parent Entities, have full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Owned Units, (ii) have not entered into any voting agreement or arrangement or voting trust with respect to any of the Owned Units that is inconsistent with its obligations pursuant to this letter agreement, (iii) have not granted a proxy, power of attorney or other authorization or consent with respect to any of the Owned Units that is inconsistent with its obligations pursuant to this letter agreement and (iv) have not entered into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent the CW Parties from satisfying, their obligations pursuant to this letter agreement.

(c)               To the extent a CW Party is not a natural Person, it (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this letter agreement and to consummate the transactions contemplated hereby. To the extent a CW Party is a natural Person, it has full legal capacity and authority to enter into this letter agreement and carry out its obligations hereunder. This letter agreement has been duly executed and delivered by the CW Parties and, assuming this letter agreement constitutes a legal, valid and binding obligation of the Parent Entitles, constitutes a valid and binding agreement of the CW Parties enforceable against the CW Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(d)               Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the CW Parties from, or to be given by the CW Parties to, or be made by the CW Parties with, any Governmental Entity in connection with the execution, delivery and performance by the CW Parties of this letter agreement.

(e)               The execution, delivery and performance of this letter agreement by the CW Parties does not and will not constitute or result in (i) with respect to any CW Party that is not a natural Person, a breach or violation of, or a default under, the limited partnership agreement, limited liability company agreement or similar governing documents of such CW Party or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any obligations under or the creation of a Lien on any of the properties, rights or assets of any CW Party pursuant to any Contract binding upon any CW Party or, assuming compliance with the matters referred to in paragraph 7(d), under any applicable Law to which the any CW Party is subject, except, in the case of subparagraph (ii), for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the CW Parties to perform their obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f)                As of the date of this letter agreement, there is no action, proceeding or investigation pending against any CW Party or, to the knowledge of the CW Parties, threatened against any CW Party that questions the beneficial or record ownership of any CW Party’s Owned Units or the validity of this letter agreement, or that could reasonably be expected to prevent or materially delay any CW Party’s ability to perform its obligations hereunder.

(g)               The CW Parties understand and acknowledge that the Parent Entities are entering into the Merger Agreement in reliance upon the CW Party’s execution and delivery of this letter agreement and the representations, warranties, covenants and other agreements of the CW Parties contained herein.

8.                  Termination. This letter agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms; provided, that the provisions set forth in this paragraph 8 and paragraphs 12 through 18 shall survive the termination of this letter agreement; provided, further, nothing herein shall relieve the CW Parties of any liability for any willful breach of this letter agreement prior to such termination, provided, however, that in no event shall any CW Party have any liability for any damages resulting from a breach of this Agreement other than in connection with a willful breach of this Agreement by such CW Party.

9.                  Changes in capital structure. In the event of a unit split, unit dividend or distribution, or any change in the Partnership’s partnership interests by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like between the date of this letter agreement and the Company Merger Effective Time, the provisions of this letter agreement shall be deemed to apply to, and include, such partnership interests as well as all such unit dividends and distributions and any securities into which or for which any or all of such partnership interests may be changed or exchanged or which are received in such transaction.

10.              No Ownership Interest. Nothing contained in this letter agreement shall be deemed to vest in any Parent Entity any direct or indirect ownership or incidence of ownership of or with respect to the Owned Units held by any of the CW Parties. All rights, ownership and economic benefits of and relating to the Owned Units shall remain vested in and belong to the CW Parties, and none of the Parent Entities shall have any authority to direct the CW Parties in the voting or disposition of any of Owned Units, except as otherwise provided herein. Nothing in this letter agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

11.              Further assurances. From time to time, at Parent’s request and without further consideration, the CW Parties shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably required to effect the actions and consummate the transactions contemplated by this letter agreement.

12.              Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by hand, by prepaid overnight carrier or by electronic mail to the parties hereto at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)           if to any CW Party:

c/o Chris Bauer

Quality Group of Companies

chris.bauer@qualitygc.com

913-312-2490

12851 Foster Street

Overland Park KS 66213

(b)           if to the Parent Entities, as provided in Section 8.3 of the Merger Agreement.

13.              Entire Agreement. This letter agreement, together with that certain Support Agreement, dated as of the date hereof, by and among the CW Parties and Parent (the “Support Agreement”) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Each of the parties hereto hereby acknowledges and agrees, on behalf of itself, its affiliates and each of their respective Representatives, that, in connection with such party’s entry into this letter agreement, neither such party nor any of its affiliates or any of their respective Representatives has relied on any representations or warranties except for the representations and warranties of the CW Parties expressly set forth in paragraph 7 of this letter agreement. All representations, warranties, covenants and agreements of each CW Party shall be deemed to be joint and several representations, warranties, covenants and agreements of all CW Parties.

14.              Amendments. This letter agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of the CW Parties and Parent.

15.              Waivers. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure or delay of a party to assert any of its rights under this letter agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

16.              No Third-Party Beneficiaries. This letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this letter agreement may only be enforced against, and any suit, claim, action, investigation or proceeding that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance of this letter agreement may only be made against, the Persons expressly party hereto.

17.              Non-Recourse. Each CW Party agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Released Parties (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this letter agreement), through Parent, Merger Sub I or Merger Sub II or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, Merger Sub I or Merger Sub II against any Released Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise. In no event shall the CW Parties seek to enforce this letter agreement against, make any claims for breach of this letter agreement against, or seek to recover damages from, any Released Party (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this letter agreement).

18.              Miscellaneous. Sections 5.7, 8.2(b), 8.7 and 8.11 of the Merger Agreement are hereby incorporated by reference into this letter agreement as if set forth herein, mutatis mutandis.

*       *       *       *       *

Very truly yours,

CW Parties

By:	/s/Chad L. Williams

Chad L. Williams

Chad L. Williams 2020 Insurance Trust u/t/a dated January 29, 2020

By:	/s/Norma J. Williams

Name:	Norma J. Williams
Title:	Trustee

JCD Trust u/t/a dated December 22, 2020

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Trustee

Norma J. Williams 2020 Insurance Trust u/t/a dated January 29, 2020

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

Quality Investment Group QTS II, LLC

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Manager

Williams Nonexempt Family Trust u/t/a dated December 22, 2014

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

Chad L. Williams 2019 GRAT #2 u/t/a dated June 10, 2019

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

Chad L. Williams 2019 GRAT u/t/a dated April 8, 2019

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

Chad L. Williams 2020 GRAT u/t/a dated July 8, 2020

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

Williams Nonexempt Gifting Trust u/t/a dated February 9, 2016

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

NDT No. 1 u/t/a dated October 4, 2013

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Trustee

NDT No. 2 u/t/a dated October 4, 2013

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Trustee

NDT No. 3 u/t/a dated October 4, 2013

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Trustee

Williams Family Trust u/t/a dated December 13, 2012

By:	/s/ Mark Westhoff

Name:	Mark Westhoff
Title:	Business trustee

Quality Technology Group, LLC

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Member

Chad L. Williams Revocable Trust u/t/a dated December 13, 2012

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Settlor and Trustee

Quality Investment Group QTS, LLC

By:	/s/Chad L. Williams

Name:	Chad L. Williams
Title:	Member

Agreed and acknowledged by:

VOLT UPPER HOLDINGS LLC

By:	/s/Greg Blank

Name:	Greg Blank
Title:	Senior Managing Director and Vice President

By:	/s/ Mike Forman

Name:	Mike Forman
Title:	Managing Director and Vice President

VOLT LOWER HOLDINGS LLC

By: Volt Upper Holdings LLC, its sole member

By:	/s/Greg Blank

Name:	Greg Blank
Title:	Senior Managing Director and Vice President

By:	/s/ Mike Forman

Name:	Mike Forman
Title:	Managing Director and Vice President

VOLT ACQUISITION LP

By: Volt Acquisition GP LLC, its general partner

By:	/s/Greg Blank

Name:	Greg Blank
Title:	Senior Managing Director and Vice President

By:	/s/ Mike Forman

Name:	Mike Forman
Title:	Managing Director and Vice President